Exhibit 23.8
CONSENT OF QUALIFIED PERSON

I, Brandon Heser, in connection with the SSR Mining Inc. (the "Company") Annual Report on Form 10-K for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (the "Form 10-K"), consent to:

•the incorporation by reference of the information that I reviewed and approved, as described or incorporated by reference, in the Form 10-K, and in the Company’s Registration Statements on Form S-8 (File Nos. 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280, 333-265661, and 333-283912) (collectively, the “Registration Statements”); and

•the use of and references to my name in connection with the Form 10-K and the Registration Statements.

Dated February 18, 2025

/s/ “Brandon Heser”
Brandon Heser, SME Registered Member (4119556)
Director, Mine Technical Services
SSR Mining Inc.